As filed with the Securities and Exchange Commission on ________________, 2011
Registration No. 333-____

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________

FORM S-8
REGISTRATION STATEMENT
Under The Securities Act of 1933
_____________________

THE FIRST BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

Mississippi                                                                           64-0862173
                                                 (State or other jurisdiction of                                                          (I.R.S. Employer
incorporation or organization)	Identification No.)

6480 U.S. HWY. 98 WEST
HATTIESBURG, MISSISSIPPI  39402
(601) 268-8998

 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
_____________________

THE FIRST BANCSHARES, INC.
2007 STOCK INCENTIVE PLAN
(Full title of the Plan)

DONNA T. LOWERY
 6480 U.S. HWY. 98 WEST
HATTIESBURG, MISSISSIPPI  39402
(601) 268-8998

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
______________________

Copies to:

       J. Andrew Gipson, Esq.
       Watkins Ludlam Winter & Stennis, P.A.
       Post Office Box 427
       Jackson, MS 39205-0427

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be Registered1	Proposed Maximum Offering Price Per Share2	Proposed Maximum Aggregate Offering Price2	Amount of Registration Fee2
Common Stock ($1.00 Par Value)	315,000	$8.61	$2,712,150	$314.88

1 Based on an estimate of the number of shares that will be issued pursuant to the Plan.  Pursuant to Rule 416 of the Securities Act, as amended (the “Securities Act”), there is also being registered such number of additional shares as may become available for issuance pursuant to such Plan in the event of certain changes in the outstanding shares, including reorganizations, mergers, recapitalizations, restructurings, stock dividends, stock splits, reverse stock splits, and reclassifications.

2Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457 (h), based on the closing sale price per share of The First Bancshares, Inc. (“Company”) common stock as of January 27, 2011.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the registration statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.

Item 2.  Registrant Information and Employee Plan Annual Information.

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the registration statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed by the Company with the Commission are incorporated herein by reference:

(a)	The Annual Report of the Company on Form 10-K for its fiscal year ended December 31, 2009.

(b)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year referred to in (a) above.

(c)
The descriptions of the common stock of the Company contained in registration statements filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Company and the Plan pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to the Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

Not applicable. The class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5.  Interests of Named Experts and Counsel.

The legality of the shares offered hereby has been passed upon by the law firm of Watkins Ludlam Winter & Stennis, P.A., Jackson, Mississippi.

Item 6.  Indemnification of Directors and Officers.

Miss. Code Ann. Section  79-4-8.50 et seq. provides in part that a corporation may indemnify any director, officer, employee or agent of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any action, suit or proceeding to which he is or was a party or is threatened to be made a party (including any action by or in the right of the corporation), if such action arises out of his acts on behalf of the corporation and he acted in good faith and that he reasonably believed that conduct in his official capacity with the corporation was in the corporation's best interests and that in other cases, his conduct was not opposed to the corporation's best interests, and, with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful.

The indemnification provisions of Miss. Code Ann. Section  79-4-8.50 et seq. are not exclusive; however, a corporation may not indemnify any person who is adjudged liable to the corporation in an action by or in the right of the corporation or who is adjudged liable on the basis that personal benefit was improperly received by him.  A corporation has the power to obtain and maintain insurance on behalf of any person who is or was acting for the corporation, regardless of whether the corporation has the legal authority to indemnify the insured person against such liability.

The Company's Articles of Incorporation and Bylaws provide for indemnification for directors, officers, employees and agents or former directors, officers, employees and agents of the Company to the full extent permitted by Mississippi law.

The Company maintains an insurance policy covering the liability of its directors and officers for actions taken in their official capacity.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7.  Exemption from Registration Claimed.

Not applicable. No restricted securities are to be reoffered or resold pursuant to this Registration Statement.

Item 8.  Exhibits.

3.1	Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Company's Registration Statement No. 33-94288 on Form S-1).

3.2	Bylaws (incorporated by reference to Exhibit 3.2 to the Company's Registration Statement No. 33-94288 on Form S-1).

4.1
Provisions in the Company's Articles of Incorporation and Bylaws defining the rights of holders of the Company's Common Stock (incorporated by reference to Exhibit 4.1 to the Company's Registration Statement No. 33-94288 on Form S-1).

4.2	Form of Certificate of Common Stock (incorporated by reference to Exhibit 4.2 to the Company's Registration Statement No. 33-94288 on Form S-1).

4.3	The First Bancshares, Inc. 2007 Stock Incentive Plan

5	Opinion of Watkins Ludlam Winter & Stennis, P.A.

23.1	Consent of T.E. Lott & Company
23.2	Consent of Watkins Ludlam Winter & Stennis, P.A.(included in Exhibit 5)
24	Powers of Attorney - Included on the signature page of the Registration Statement.

Item 9.  Undertakings.

The undersigned Registrant hereby undertakes:

(a)	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)
That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hattiesburg, State of Mississippi, on January ___, 2011.

THE FIRST BANCSHARES, INC. By: /s/ Donna T. Lowery
Donna T. Lowery Chief Financial Officer

Each of the directors of the registrant and each other person whose signature appears below, by his execution hereof, authorizes Donna T. Lowery to act as his attorney in fact to sign, in his behalf individually and in each capacity stated below, and file all amendments and post-effective amendments to, the Registration Statement, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and such other applicable governmental/regulatory agencies, hereby ratifying and confirming all that Donna T. Lowery or his substitute or substitutes, may do or cause to be done by virtue hereof, and the Registrant hereby confers like authority to sign and file on its behalf.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

/s/ E. Ricky Gibson	Chairman of the Board and Director	January 27, 2011

/s/ Charles R. Lightsey	Director	January 27, 2011

/s/ J. Douglas Seidenburg	Director	January 27, 2011

/s/ Andy Stetelman	Director	January 27, 2011

/s/ David W. Bomboy	Director	January 27, 2011

/s/ Ted E. Parker	Director	January 27, 2011

/s/ Michael W. Chancellor	Director	January 27, 2011

/s/ Fred McMurry	Director	January 27, 2011

/s/ Dennis L. Pierce	Director	January 27, 2011

/s/ Gregory Mitchell	Director	January 27, 2011

/s/ M. Ray (Hoppy) Cole, Jr.	CEO, President and Director	January 27, 2011
(Principal Executive Officer)

/s/ Donna T. Lowery	Executive VP & Chief Financial	January 27, 2011
Officer (Principal Financial and
Accounting Officer)